SHARE PURCHASE AGREEMENT

THIS AGREEMENT made as of the 31st day of May, 2004.

AMONG:

MARIO AIELLO, Businessman, of c/o 200 - 675 West Hastings Street, Vancouver, B.C., V6B 1N2. (the “Vendor”)

OF THE FIRST PART

AND:

MICHAEL D. DE ROSA, Businessman of 470 Des Capucines, Ste. Adele, Quebec, J8B 1W5. (the “Purchaser”)

OF THE SECOND PART

WHEREAS:

A.     The Vendor is the registered and beneficial owner of 2,760,000 Common Shares subject to United States Securities and Exchange Commission’s 144 Rule restrictions (the “Shares”) in the capital stock of Infinex Ventures, Inc. (the “Company”) a corporation incorporated under the laws of Nevada;

B. The Vendor has undertaken and agreed to sell and the Purchaser has undertaken and agreed to purchase the Shares at the price and on the terms and conditions hereinafter provided; and

C. The parties hereto desire to enter into this Agreement in order to record their respective rights and obligations in respect of the purchase and sale of the Shares.

THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants, agreements and obligations herein contained, the parties hereto hereby agree as follows:

1.00 PURCHASE AND SALE

1.01 The Vendor hereby sells to the Purchaser and the Purchaser hereby purchases from the Vendor the Shares.

2.00 PURCHASE PRICE

2.01      The purchase price of the Shares is $26,000.00 (US) (the “Purchase Price”) payable by certified cheque, bank draft or money order by the Purchaser to the Vendor on the Closing Date as hereinafter defined.

3.00 CLOSING DATE

3.01 The closing date for the sale and purchase of the Shares, as herein contemplated will be the earlier of:

(a) May 31, 2004; or

(b) such other later date as may be mutually agreed on, in writing, between the parties hereto; (the “Closing Date”).

3.02      On the Closing Date the Purchaser will deliver its share of the Purchase Price to the Vendor and the Vendor will transfer and deliver to the Purchaser the documents provided for in paragraphs 6.00 and 7.00 inclusive hereof.

4.00 VENDOR’S REPRESENTATIONS AND WARRANTIES

4.01 The Vendor covenants and warrants to the Purchaser as follows:

(a)
the Vendor has done nothing to encumber the Shares, has not allowed the Shares to be mortgaged, charged, or otherwise encumbered and has good and marketable title to the Shares, free and clear of all mortgages, liens, charges and encumbrances;

(b) no person, firm or corporation has any claim or option or right capable of becoming a claim for the purchase of the Shares from the Vendor;

(c) the Vendor, has good right, full power and absolute authority to sell and deliver the Shares to the Purchaser;

(d) the Vendor will do and perform any and all such further acts and execute such further documents as may reasonably be required to carry out and give effect to the intent of this agreement;

4.02      All of the representations, warranties, covenants and agreements of the Vendor contained in this agreement will survive the execution and delivery hereof, the transfer of the Shares hereunder and any investigation at any time made by the Purchaser.

5.00 CONDITIONS PRECEDENT FOR THE PURCHASER

5.01 The purchase and sale of the Shares is subject to:

(a)
satisfactory review of all matters which, in the opinion of counsel for the Purchaser, are of material significance to the Purchaser with respect to the completion of the purchase and sale of the Shares, including, but without limiting the generality of the foregoing, any searches which counsel for the Purchaser chooses to conduct;

(b) execution of all reasonable documentation as required by counsel for the Purchaser to complete the purchase and sale of the Shares;

(c) on the Closing Date, the representations and warranties of the Vendor contained in this Agreement will be true and correct as if made on and as of the Closing Date.

5.02      The conditions precedent or any one or part of them are for the sole benefit of the Purchaser and will be removed or may be partially or wholly waived by written notice of such waiver by the Purchaser to the Vendor.

6.00 DELIVERY OF DOCUMENTS

6.01 The Vendor hereby undertakes and agrees to transfer, convey and deliver to the Purchaser, on the Closing Date, the following documents:

(a) certificates representing all of the Shares duly endorsed for transfer, such certificates to have endorsed thereon no notation of encumbrance, restriction or transfer;

(b) certificates representing any and all warrants which are attached to the Shares;

(c) such other documents and instruments as may be required to complete the transfer of the Shares from the Vendor to the Purchaser hereunder.

7.00 FURTHER DOCUMENTS

7.01      The parties hereto do hereby mutually covenant and agree to execute such further documents and instruments and do such all further acts and things as may be necessary for the purpose of completing the sale and purchase of the Shares and otherwise implementing the terms of this agreement.

8.00 WHOLE AGREEMENT

8.01      This agreement contains the whole agreement between the Vendor and the Purchaser in respect of the purchase and sale of the Shares as contemplated hereby and there are no warranties, representations, terms, conditions, or collateral agreements express, implied or statutory other than as expressly set forth in this agreement.

9.00 ENUREMENT

9.01 This agreement will enure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators and assigns.

10.00 COUNTERPART

10.01      This Agreement may be signed by the parties hereto in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original, and such counterpart together shall constitute one and the same instrument and notwithstanding the date of execution, shall be deemed to bear the date as set forth above.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date set out on page 1 of this Agreement.

SIGNED, SEALED AND DELIVERED	)
by MARIO AIELLO	)
in the presence of:	)
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“Lesia Ozer”	)	“s” Mario Aiello
Signature of Witness	)	MARIO AIELLO
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Lesia Ozer	)
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SIGNED, SEALED AND DELIVERED	)
by MICHAEL D. DE ROSA	)
in the presence of:	)
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“s” Carole Beauchamp	)	“s” Michael D. De Rosa.
Signature of Witness	)	MICHAEL D. DE ROSA
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Carole Beauchamp	)
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